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EXHIBIT 99.2

Script for New World Q4 Conference Call—3/2/05

        [Paul Murphy] Good Afternoon and welcome to New World Restaurant Group's 1st quarter 2005 conference call. I am Paul Murphy, Chief Executive Officer of New World. Joining me today is Rick Dutkiewicz, our Chief Financial Officer. Before I begin, I would like Rick to read a brief Statement regarding forward-looking statements.

        [Rick Dutkiewicz] Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995. The words "forecast," "estimate," "plan," "anticipate" "project," "intend," "expect," "should," "would," "believe," and similar expressions and all statements which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements. Please refer to our press release issued this morning and the Risk Factors in Form 10-Q that will be filed later today for more details.

        In addition, we will not be providing guidance as to future results or trends.

        [Paul Murphy] Thank you Rick. I am pleased to report that we continue to experience an improvement in same- store sales, one of our key performance indicators, through the first quarter. We achieved a 4.6% increase in this measurement over last year's first quarter. This followed the 2.6% increase we reported in the fourth quarter of fiscal 2004.

        This improvement is a strong indication that we are on the right track. It is positive evidence that the focused operational strategies we introduced last year to strengthen performance of our company-owned locations, are working.

        Part of our strategy was the development of our next-generation Einstein Bros. Cafés. Over the past six months, we opened seven of these quick casual restaurants in the Denver and Colorado Springs markets, several of which were conversions of Einstein Bros. locations. Today, we opened the eighth Einstein Bros Café in Longmont, Colo. The concentration of the new Cafés in these markets enables our headquarters team to more effectively monitor and test elements of the new concept, and to measure the effectiveness of a media advertising rollout. Ongoing customer research and feedback is being utilized to fine tune the look, feel and brand positioning of the Café concept.

        In addition to the Einstein Bros. Café, our operational strategies included the introduction of new menu items, an emphasis on fresh, high quality foods, a shift to higher priced items, improvements in customer service and the overall appearance of our restaurants. Combined, these strategies have all contributed to our gains in same-store sales.

        To ensure that we continue to build on the success of these operational enhancements, we have implemented, among other initiatives, a "secret shopper" program that will monitor the customer experience in each of our restaurants. We want to ensure that customer service experiences remain uniformly high and consistent throughout our restaurants.

        The positive results experienced in the first quarter further validate the strength of our core Einstein Bros. and Noah's brands. And, the gains are not limited to the company-owned restaurants. Our Manhattan Bagel brand franchisees also experienced positive comparable store sales for the second consecutive quarter.

        We intend to use our experience with the Café concept to further improve the performance of our existing Einstein Bros. Bagel restaurants.

        As I have mentioned before, our financial focus is on long term, sustainable growth of free cash flow. We are generating sufficient cash flow to fund operations, capital expenditures and required debt and interest payments. In fact, we have now generated sufficient cash flow to meet these requirements for six consecutive quarters. Indicative of our commitment to investing in our business, we used approximately $2.2 million of cash to purchase additional equipment, open a new store and to retrofit existing locations to our Café concept.

        Now, I would like to turn the call over to Rick Dutkiewicz to report on the 1st quarter results.

        [Rick Dutkiewicz] Thanks Paul. For the first quarter ended March 29, 2005, total revenues grew 2.3% to $93.3 million, compared to $91.2 million for the first quarter of fiscal 2004. The $2 million gain in revenues consisted of an increase of approximately $2.2 million in revenues from our company-operated restaurant sales, and $280,000 in franchise and license related revenues, which were partially offset by a decrease of approximately $400,000 in manufacturing revenues.

        Company-operated restaurant revenues reflected a comparable store sales increase of 4.6%, which was comprised of a 6.4% increase in average check, partially offset by a 1.7% decrease in transactions. I would like to point out that while the average check has been increasing quarter to quarter during the past year, we are cautiously encouraged by the positive trend in transactions.

        Our gross profit increased to $17.2 million for the first quarter of fiscal 2005, which represented 18.4% of total revenue, compared with $16.5 million, or 18.1% of total revenue for the comparable 2004 period. General and administrative expenses decreased 1.6% to $8.7 million, declining to 9.3% of revenues from 9.7% a year earlier.

        Income from operations was $1.7 million for the first quarter, unchanged from the 2004 quarter, which benefited from the reversal of a prior accrual relating to integration and reorganization costs of approximately $800,000. Results for the 2005 quarter included approximately $100,000 in impairment charges and other related costs.

        Adjusted EBITDA increased $440,000 to $8.5 million, or 9.1% of revenues, compared with $8 million, or 8.8% of revenues in the first quarter of fiscal 2004.

        Adjusted EBITDA is a typical non-GAAP measurement for companies that issue debt and a measure used by our lenders. Adjusted EBITDA, as defined in the Indenture Agreement relating to the $160 Million Notes and the revolving credit facility with AmSouth Bank represents earnings before interest, taxes, depreciation and amortization, and is further adjusted by various items including: (1) integration and reorganization charges and credits, (2) cumulative change in fair value of derivatives, (3) gain or loss on the investment, sale, disposal or exchange of assets, (4) impairment and other related charges and (5) other income. Adjusted EBITDA may also be further adjusted by certain legal, financing and advisory fees, acquisition and integration expenses, and other unusual charges. The loan agreements require that Adjusted EBITDA be measured on a twelve month period ending on the last day of each fiscal quarter and be greater than $33 million. We present Adjusted EBITDA because it relates to a covenant contained in each of our loan agreements which are material to us and our financial condition and liquidity. As of March 29, 2005, we were in compliance with the Adjusted EBITDA covenant and do not anticipate that the covenant will impact our ability to borrow under the AmSouth revolving credit facility.

        Data regarding Adjusted EBITDA is provided as additional information to help our bondholders understand compliance with the Adjusted EBITDA covenant. We also believe Adjusted EBITDA is useful to our bondholders as an indicator of earnings available to service debt. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity. Because not all companies calculate Adjusted EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies. We believe Adjusted EBITDA is a more meaningful indicator of earnings available to service debt when certain charges (such as the gain or loss from the disposal of assets, impairment of assets and cumulative change in the fair value of derivatives) are excluded from income (loss) from continuing operations. Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from integration and reorganization activities.

        Our net loss for the quarter was $4.2 million, or $0.43 per basic and diluted share, compared with a net loss of $4.1 million, or $0.42 per basic and diluted share in the first quarter of 2004.

        During the quarter ended March 29, 2005, we consumed approximately $6.3 million of cash from operating activities, and had no borrowings on our AmSouth revolver. We had cash on hand of approximately $1.3 million. The consumption of cash was primarily attributable to a semi-annual interest payment of $10.4 million under our $160 million Notes, which generally cause us to consume cash during the first and third quarters. In addition, the amount of cash consumed in the 2005 quarter was impacted by the timing of cash payments to our vendors.

        As Paul noted, we also invested approximately $2.2 million of cash into our business during the quarter in terms of additional capital expenditures. Generating operating cash and reinvesting in our restaurants was the theme we have stressed for the past year, and we believe we have delivered.

        [Paul Murphy] Thank you, Rick. The results generated in the first quarter tell us that our efforts and strategies are beginning to pay off. The company is moving in the right direction. We are encouraged by the positive trends we have seen in the growth of average check size and the direction of transaction counts over the past four quarters.

        We are determined to continue to focus on improving our operational performance as we did in the first quarter.

        I would like to thank you for joining us today. We will now open the line for questions.

        The following questions were presented regarding various topics:

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  Status of the refinancing—We are still exploring our options and will only complete a transaction if it makes economic sense to the company. Additionally, the timing of any refinancing is subject to market conditions.

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  April 2005 same store sales—We are seeing of continuation of the trend, however we do not provide monthly same store sales guidance.

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  Performance results from Einstein Bros. Café—We have limited results as the Cafés have only been open approximately 1 1/2 quarters, but we are generally happy with sales and profitability at the Café level. We are still analyzing the performance resulting from our advertising campaign.

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  2005 marketing programs—We intend to increase our market spend as compared to the same period in the prior year and will launch our 2005 program in four weeks. The marketing program will expand beyond our traditional markets. Marketing expenses, other than overhead, are included in operating costs. We anticipate that an increase in market spend will result in incremental sales and should not degrade our margins.

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  General and administrative expenses for 2005—We believe we have eliminated the majority of the unusual items. There is some seasonality in our G&A expenses but most unusual items have shaken out to the point where there is a narrow gap between EBITDA and Adjusted EBITDA.

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  Fourth quarter 2004 performance as compared to first quarter 2005 performance—First quarter is typically our lowest performing quarter due to seasonality and margin flow through.

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Script for New World Q4 Conference Call—3/2/05